Exhibit 99.1

AerSale Reports Third Quarter 2021 Results

Third Quarter 2021 Highlights

●	Revenue of $73.3 million.
●	GAAP net loss of $1.6 million. Adjusted for non-cash equity compensation and mark-to-market costs on the warrant liability, Adjusted Net Income was $9.2 million
●	Adjusted EBITDA of $13.9 million, or 18.9% of revenues.
●	Flight equipment sales included 3 aircraft and 1 engine in the quarter.
●	Continued opportunities in the freighter markets and seeing an increase in aircraft reactivations or made available for sale.
●	2021 guidance updated; revenue of $320 - $340 million and adjusted EBITDA of $80 - $90 million[1], which exceeds prior guidance for adjusted EBITDA of $60 - $70 million.
●	Debt free balance sheet drives ability to opportunistically execute on asset acquisitions and Mergers & Acquisitions.

Miami, Florida – November 9, 2021- AerSale Corporation (Nasdaq: ASLE) (the “Company”) today reported results for the third quarter ended September 30, 2021. The Company’s revenue for the third quarter was $73.3 million compared to $57.1 million in the third quarter of 2020. Revenue for the third quarter of 2021 included $27.4 million of flight equipment sales, and there were no flight equipment sales in the prior-year period.

Lower leasing revenue, primarily related to an end of lease payment recognized last year, partially offset the impact of flight equipment sales. The increase in Asset Management Solutions (AMS) revenue was somewhat moderated by a decline in TechOps revenue due to lower aircraft storage and related maintenance activities. Demand for passenger-to-freighter conversions remains strong and plans to monetize the remaining Boeing 757 fleet are on track.

GAAP net loss for the third quarter of 2021 was $1.6 million compared to GAAP net income of $14.7 million in the third quarter of 2020.  AerSale incurred $8.7 million of non-cash equity-based compensation expenses within payroll expenses this quarter, as well as $2.1 million in mark-to-market costs related to our Private Warrants for which there were no corresponding expenses in the third quarter of 2020. Adjusted Net Income excluding both of these items was $9.2 million.  Adjusted EBITDA for the third quarter of 2021 was $13.9 million, or 18.9% of revenues, compared to $25.6 million, or 44.8% of revenue in the third quarter of 2020. AerSale recognized $6.3 million in Payroll Support Program proceeds during the third quarter of 2020. There were no corresponding proceeds in the current quarter. Please see the non-GAAP reconciliation table at the end of this press release for additional details on these amounts.

Looking forward, AerSale expects the ongoing recovery in commercial markets to continue albeit at a mixed pace as the impact of the COVID-19 delta variant makes the outlook less clear. The Company is on track to monetize its B757 investment through the remainder of 2021 and first half of 2022. AerSale expects to benefit from a pickup in MRO volume due to the recommissioning of commercial aircraft, greater demand for USM parts consumption for overhaul activity, and contributions from its innovative AerAware product launch.

Nicolas Finazzo, AerSale’s Chief Executive Officer, commented, “We are satisfied with our progress and the performance of our purpose built, integrated business model. We expect the burgeoning recovery in the commercial markets to continue in the foreseeable future, which will support strengthening demand for our products and services. Our profitability is exceeding our forecast as we recognize higher margins for our freighter aircraft due to strong customer demand, which positions us to increase our full-year profit guidance.”

1 A reconciliation of non-GAAP adjusted EBITDA guidance to net income, the most directly comparable GAAP measure, has not been provided due to the lack of predictability regarding the various reconciling items such as the provision for income taxes and depreciation and amortization, which are expected to have a material impact on these measures and are out of AerSale’s control or cannot be reasonably predicted without unreasonable efforts.

Finazzo added, “In our high growth, high margin Engineered Solutions platform, we are progressing well toward certification of AerAware, a head-wearable enhanced flight vision product. We are confident this technology will become the industry standard on commercial aircraft in the long-term given its uniqueness, high safety proposition, and attractive returns to operators. At the same time, we expect demand for our AerSafe product to accelerate as it satisfies an FAA airworthiness directive required by May of 2022. Innovations such as AerAware and AerSafe from our Engineered Solutions platform have large addressable markets and we expect these products to meaningfully drive the Company’s revenue and margins over the long term.”

Third Quarter 2021 Results of Operations

AerSale reported revenue of $73.3 million for the third quarter of 2021, which included $27.4 million of flight equipment sales. Revenue in the third quarter of 2020 was $57.1 million and did not include any flight equipment sales. As a reminder to investors, flight equipment sales are volatile quarter to quarter, and the Company believes full-year analysis, rather than year-over-year quarterly comparisons is a more effective measurement of Company progress.

Asset Management Solutions (AMS) revenue increased by $19.2 million or 64.8% in the third quarter of 2021 primarily on account of the above-mentioned flight equipment sales. Consumption of used serviceable material (USM) parts for maintenance was strong through the quarter as airlines continued to return aircraft into operation against the backdrop of an upswing in air travel. The increase was partially offset by lower leasing due to a lease return payment recognized in the prior year.

Revenue from TechOps was down 10.9% to $24.4 million in the third quarter of 2021, largely due to lower aircraft storage and related maintenance activities at the Company’s aircraft MRO facilities as airlines returned aircraft into operation, as well as a shift in resources to support the Company’s cargo conversion line for its B757 aircraft. Looking forward, AerSale is well positioned to benefit from additional reactivation work, heavy maintenance, and cargo conversions.

Gross margin was 33.6% in the third quarter of 2021 compared to 46.4% in the third quarter of 2020. The decline was primarily due to the lease return condition payment recognized in the prior year.

Selling, general and administrative expenses net of Payroll Support Program proceeds were $22.8 million in the third quarter of 2021 compared to $13.4 million in the third quarter of 2020. AerSale received $6.3 million in Payroll Support Program proceeds during the third quarter of 2020 and did not receive any Payroll Support Program proceeds in the third quarter of 2021. In addition, the Company incurred $8.7 million of equity-based compensation within payroll expenses in the third quarter of 2021, with no corresponding equity-based compensation in the third quarter of 2020.

Income from operations was $1.8 million in the third quarter of 2021 versus $19.3 million in the third quarter of 2020.

Income tax expense was $1.1 million in the third quarter of 2021 compared to an income tax expense of $4.5 million in the third quarter of 2020.

GAAP net loss for the third quarter of 2021 was $1.6 million compared to GAAP net income of $14.7 million in the third quarter of 2020. Adjusted for non-cash equity compensation and mark-to-market costs on the warrant liability, Adjusted Net Income was $9.2 million.

Diluted earnings per share was a loss of $0.04 for the third quarter of 2021. Diluted earnings per share for the third quarter of 2021 is not comparable to the third quarter of 2020 due to the public listing of AerSale on December 23, 2020. Excluding the impacts of equity-based compensation and the mark-to-market costs on the private warrants, adjusted diluted earnings per share was $0.22 for the third quarter of 2021.

Adjusted EBITDA in the third quarter of 2021 was $13.9 million, or 18.9% of revenues, compared to $25.6 million, or 44.8% of revenue in the third quarter of 2020. Adjusted EBITDA benefitted from $6.3 million in Payroll Support Program proceeds during the third quarter of 2020, for which there was no corresponding benefit in the third quarter of 2021. Adjusted EBITDA declined from the year ago period largely because of the absence of corresponding Payroll Support Program proceeds in third quarter of 2021, as well as the contribution from the lease return condition payment received last year.

2021 Guidance

AerSale expects revenue of $320–$340 million and adjusted EBITDA of $80-$90 million in 2021. This outlook is based on an improvement in the Company’s AMS segment, ongoing demand for its on-airport MRO services, accelerating demand in cargo and E-Commerce markets, increased requests for passenger-to-freighter conversions and other TechOps products and services. Decrease in revenue is related to the timing of flight equipment sales, but is more than offset by higher EBITDA margins.

The ongoing and continued monetization of the Boeing 757 fleet acquisition is expected to be the main driver of the AMS segment. AerSale expects to sell the majority of the available aircraft in 2021 and the first half of 2022 as a result of strong demand for cargo converted aircraft. For TechOps, in addition to higher MRO volume from the recommissioning of commercial aircraft, the Company expects increased contribution from demand for its AerSafe product.

Warrant Redemption

AerSale has determined that a redemption employing a cashless exchange of the warrants issued as part of the business combination with Monocle Acquisition Corp., a special purpose acquisition company, for AerSale common stock does not violate the CARES Act. AerSale submitted its position to the Treasury Department and received confirmation that “the cashless warrant redemption does not appear to be a compliance issue under the Acts.” As such, AerSale can exercise its right to redeem the warrants at the appropriate time as prescribed in its warrant agreements.

Conference Call Information

The Company will host a conference call today at 4:30 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-800-263-0877, international callers may use 1-646-828-8143, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until November 23, 2021. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 9911425. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted Net Income, and adjusted diluted Earnings per Share. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), and other non-recurring or unusual items. Adjusted Net Income is defined as net income (loss) after giving effect to mark-to-market costs relating to our Private Warrants, non-cash equity-based compensation expense and other non-recurring or unusual items. Adjusted diluted earnings per share also exclude these material non-recurring or unusual items.

AerSale believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income or net income margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s audited financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, adjusted Net Income, or Adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted Net Income, or adjusted diluted earnings per share measures may not be directly comparable to similarly titled measures of other companies.

Third Quarter 2021 Financial Results

AERSALE CORPORATION

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	September 30,	December 31,
	2021	2020
	(Unaudited)

Current assets:
Cash and cash equivalents	$61,852	$29,317
Accounts receivable, net of allowance for doubtful accounts of $1,408 and $1,652 as of September 30, 2021 and December 31, 2020	43,758	50,215
Inventory:
Aircraft, airframes, engines, and parts, net	80,106	85,192
Advance vendor payments	9,407	6,205
Due from related party	—	474
Deposits, prepaid expenses, and other current assets	4,571	7,560
Total current assets	199,694	178,963
Fixed assets:
Aircraft and engines held for lease, net	94,776	86,844
Property and equipment, net	7,404	7,839
Inventory:
Aircraft, airframes, engines, and parts, net	77,974	55,463
Deferred income taxes	6,696	5,708
Deferred financing costs, net	1,114	367
Deferred customer incentives and other assets, net	277	271
Due from related party	5,421	5,450
Goodwill	19,860	19,860
Other intangible assets, net	26,773	28,364
Total assets	$439,989	$389,129

Current liabilities:
Accounts payable	$16,307	$16,364
Accrued expenses	7,465	8,576
Income tax payable	298	1,324
Lessee and customer purchase deposits	16,972	2,820
Deferred revenue	2,958	2,595
Total current liabilities	44,000	31,679

Long-term lease deposits	2,517	1,145
Maintenance deposit payments and other liabilities	3,991	3,664
Warrant liability	3,921	1,186
Total liabilities	54,429	37,674
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 42,949,261 and 41,046,216 shares	4	4
Additional paid-in capital	301,768	292,593
Retained earnings	83,788	58,858
Total equity	385,560	351,455
Total liabilities and stockholders’ equity	$439,989	$389,129

AERSALE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Products	$43,613	$9,922	$124,914	$37,726
Leasing	8,002	20,627	20,624	47,637
Services	21,683	26,516	78,116	74,193
Total revenue	73,298	57,065	223,654	159,556
Cost of sales and operating expenses:
Cost of products	30,954	6,657	85,147	41,207
Cost of leasing	2,436	5,073	7,667	21,316
Cost of services	15,276	18,830	55,635	57,370
Total cost of sales	48,666	30,560	148,449	119,893
Gross profit	24,632	26,505	75,205	39,663
Selling, general, and administrative expenses	22,803	13,377	53,079	40,614
Payroll support program proceeds	—	(6,347)	(14,768)	(12,693)
Transaction costs incurred	—	219	—	434
Income from operations	1,829	19,256	36,894	11,308
Other income (expenses):
Interest expense, net	(241)	(267)	(750)	(1,307)
Other income, net	9	206	258	358
Change in fair value of warrant liability	(2,104)	—	(2,735)	—
Total other expenses	(2,336)	(61)	(3,227)	(949)
(Loss) income before income tax provision	(507)	19,195	33,667	10,359
Income tax expense	(1,129)	(4,476)	(8,737)	(2,519)
Net (loss) income	$(1,636)	$14,719	$24,930	$7,840

(Loss) earnings per share - basic	$(0.04)	$397.70	$0.59	$211.83
(Loss) earnings per share - diluted	$(0.04)	$397.70	$0.59	$211.83

AERSALE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$24,930	$7,840
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,868	20,513
Amortization of debt issuance costs	366	573
Inventory reserve	5,033	13,427
Impairment of aircraft held for lease	—	3,036
Provision for doubtful accounts	(122)	262
Deferred income taxes	(988)	1,340
Change in fair value of warrant liability	2,735	—
Stock-based compensation	8,899	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	5,279	8,977
Inventory	(44,104)	(28,617)
Deposits, prepaid expenses, and other current assets	3,628	3,309
Deferred customer incentives and other assets	—	56
Advance vendor payments	(3,201)	(7,283)
Accounts payable	(57)	(1,413)
Income tax payable	(987)	—
Accrued expenses	(2,234)	(869)
Deferred revenue	363	(2,935)
Lessee and customer purchase deposits	16,649	1,356
Other liabilities	327	414
Net cash provided by operating activities	26,384	19,986
Cash flows from investing activities:
Business acquisition	—	(16,976)
Proceeds from sale of assets	6,995	3,100
Acquisition of aircraft and engines held for lease, including capitalized cost	(60)	(1,227)
Purchase of property and equipment	(1,060)	(1,594)
Net cash provided by (used in) investing activities	5,875	(16,697)
Cash flows from financing activities:
Repayments of 8% Senior Secured Notes	—	(3,424)
Proceeds from Revolving Credit Facility	—	104,634
Repayments of Revolving Credit Facility	—	(104,634)
Cash paid for employee taxes on withholding shares	(269)	—
Proceeds from exercise of warrants	545	—
Net cash provided by (used in) financing activities	276	(3,424)
Increase (decrease) in cash and cash equivalents	32,535	(135)
Cash and cash equivalents, beginning of period	29,317	17,505
Cash and cash equivalents, end of period	$61,852	$17,370

Supplemental disclosure of cash activities
Income taxes	8,095	2,284
Interest	452	749
Supplemental disclosure of noncash investing activities
Reclassification of aircraft and aircraft engines inventory to (from) equipment held for lease, net	14,650	(6,779)

Adjusted EBITDA, Net Income and Diluted EPS

Reconciliation Table (In ‘000s)

(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2021	% of Total Revenue	2020	% of Total Revenue	2021	% of Total Revenue	2020	% of Total Revenue
Reported Net Income/(Loss)	(1,636)	(2.2)%	14,719	25.8%	24,930	11.1%	7,840	4.9%
Addbacks:
Inventory Write-Off	—	0.0%	—	0.0%	4,776	2.1%	15,909	10.0%
Change in FV of Warrant Liability	2,104	2.9%	—	0.0%	2,735	1.2%	—	0.0%
Stock Compensation	8,749	11.9%	—	0.0%	8,899	4.0%	—	0.0%
Transaction Costs	—	0.0%	219	0.4%	—	0.0%	434	0.3%
Adjusted Net Income	9,217	12.6%	14,938	26.2%	41,340	18.5%	24,183	15.2%
Interest Expense	241	0.3%	267	0.5%	750	0.3%	1,307	0.8%
Income Tax Expense (Benefit)	1,129	1.5%	4,476	7.8%	8,737	3.9%	2,519	1.6%
Depreciation and Amortization	3,291	4.5%	5,878	10.3%	9,868	4.4%	20,513	12.9%
Adjusted EBITDA	13,878	18.9%	25,559	44.8%	60,695	27.1%	48,522	30.4%

Reported Diluted EPS	(0.04)		397.70		0.59		211.83
Addbacks:
Inventory Write-Off	—		—		0.12		429.85
Change in FV of warrant liability	0.05		—		0.06		—
Stock-based compensation	0.21		—		0.21		—
Transaction Costs	—		5.91		—		11.72
Adjusted Diluted EPS	0.22		403.61		0.98		653.40

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our anticipated financial performance; our growth trajectory; the impact of investments in our Boeing 757 program on our financial performance; our ability to sell our aircraft on the timelines we anticipate; the expected operating capacity of our MRO facilities; the expected commencement date of sales of our AerAware product; and our anticipated revenue split between our two segments. AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this presentation, including without limitation, the impact of the COVID-19 pandemic; factors adversely impacting the commercial aviation industry; the fluctuating market value of our products; our ability to repossess mid-life commercial aircraft and engines; our ability to comply with stringent government regulation; the shortage of skilled personnel, including as a result of work stoppages; the highly competitive nature of the markets in which we operate; and risks associated with our international operations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company's most recent Annual Report on Form 10-K  filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and AerSale Corporation assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

For more information about AerSale, please visit our website: www.AerSale.com. Follow us on: LinkedIn | Twitter | Facebook | Instagram

AerSale: Craig Wright Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor Contact:

AerSale: AersaleIR@icrinc.com